Exhibit 99.1

Axiall Provides Update on Repairs at Lake Charles, Louisiana Chemicals Facility and Preliminary First Quarter Financial Results

ATLANTA — April 14, 2014 — Axiall Corporation (NYSE: AXLL) today announced that the damage from the December 20 fire at its PHH vinyl chloride monomer manufacturing facility at the company’s chemicals complex in Lake Charles, Louisiana, has been repaired and the facility has resumed operations.  The facility is expected to reach full operating rates in May.

On February 19, the company described its expectation that the first quarter would be impacted by three significant headwinds: the PHH incident, severe winter weather and a sequential increase to normal maintenance spending.

“The severe weather in the first quarter caused a spike in natural gas prices in line with our expectations, but the unfavorable impact of severe weather on operating rates and sales exceeded our initial estimates,” President and CEO Paul Carrico said today.  “During this period of lower production and sales, we increased maintenance spending by an additional approximately $10 million compared to what we described February 19th to prepare our plants to run at high operating rates for the remainder of the year.”

Based on these factors, the company expects to report $65-70 million of Adjusted EBITDA for the first quarter of 2014.

“Long-term, we remain confident that our integrated chemicals and building products business will continue to benefit from low-cost natural gas in North America and growing global demand for our broadened product portfolio,” Carrico said.

About Axiall

Axiall Corporation is a leading integrated chemicals and building products company.  Axiall, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America and in Asia to provide industry-leading materials and services to customers.  For more information, visit www.axiall.com.

Cautionary Statements About Forward-Looking Information

This press release contains certain statements relating to future events and our intentions, beliefs, expectations, and predictions for the future. Any such statements other than statements of historical fact are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Words or phrases such as “anticipate,” “believe,” “plan,” “estimate,” “project,” “may,” “will,” “intend,” “target,” “expect,” “would” or “could” (including the negative variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These statements relate to, among other things, our expectations regarding: (i) the timing of when our PHH vinyl chloride monomer (“VCM”) manufacturing facility at our chemicals complex in Lake Charles, Louisiana will reach full operating rates; (ii) the impact of recent maintenance spending on the operating rates at our plants for the remainder of 2014;  (iii) our estimates regarding our financial performance for the quarter ended March 31, 2014, and our future financial performance;  (iv) the cost advantage of natural gas in North America and the degree, and duration of, any such cost advantage; (v) global demand for our products; and (vi) other statements of expectations concerning matters that are not historical facts. These statements are based on the current expectations of our management. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements included in this press release. These risks and uncertainties include, among other things: (i) our PHH VCM manufacturing facility not reaching full capacity within the currently anticipated time frame; (ii) the recent maintenance spending on our plants not having the favorable impact on the plants’ operating rates that we currently expect, or on the currently anticipated time frame; (iii) a material adverse change, event or occurrence affecting Axiall or the newly acquired chemicals business; (iv) the ability of Axiall to successfully integrate the businesses of the chemicals business formerly owned by PPG with which Axiall has merged (the “Merger”), which may result in the combined company not operating as effectively and efficiently as expected; (v) the possibility that the Merger and related transactions may involve other unexpected costs, liabilities or delays; (vi) uncertainties regarding future prices, industry capacity levels and demand for Axiall’s products, raw materials and energy costs and availability, feedstock availability and prices, changes in governmental and environmental regulations, the adoption of new laws or regulations that may make it more difficult or expensive to operate Axiall’s businesses or manufacture its products, Axiall’s ability to generate sufficient cash flows from its business after the Merger, future economic conditions in the specific industries to which its products are sold, and global economic conditions.

In light of these risks, uncertainties, assumptions, and factors, the forward-looking events discussed in this press release may not occur. Other unknown or unpredictable factors could also have a material adverse effect on Axiall’s actual future results, performance, or achievements. For a further discussion of these and other risks and uncertainties applicable to Axiall and its business, see Axiall’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and subsequent filings with the SEC. As a result of the foregoing, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Axiall does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events, or changes in its expectations, except as required by law.

Reconciliation of Non-GAAP Financial Measure

Axiall has supplemented its financial statements prepared in accordance with GAAP with the non-GAAP financial measure Adjusted EBITDA.

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, cash and non-cash restructuring charges and certain other charges, if any, related to financial restructuring and business improvement initiatives, gains or losses on redemption and other debt costs, and sales of certain assets, certain purchase accounting and certain non-income tax reserve adjustments, professional fees related to a previously disclosed and withdrawn unsolicited offer and the Merger, costs to attain Merger related synergies, certain pension plan amendment curtailment gains, goodwill, intangibles, and other long lived asset impairments, and interest expense related to the lease financing transaction.

Axiall has supplemented the financial statements with Adjusted EBITDA because investors commonly use Adjusted EBITDA as a main component of valuation analysis of cyclical companies such as Axiall.

Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income or as a measure of performance. In addition, our calculation of Adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited. A reconciliation of this non-GAAP financial measure to the most comparable GAAP measure is presented in the table set forth below.

Axiall Corporation

Adjusted EBITDA Reconciliation to Consolidated Net Loss

Three months ended March 31, 2014

(Range in Millions)

Adjusted EBITDA	$65 to $70
Costs to attain merger synergies	(4 to 6)
Long-lived asset impairment charges, net	(1)
Depreciation and amortization	(61)
Interest expense, net	(18 to 19)
Benefit for income taxes	8 to 9
Other	(0 to 3)
Consolidated Net Loss	($8 to $13)

CONTACTS:
Investor Relations	Media
Martin Jarosick	Alan Chapple
770-395-4524	770-395-4538